Exhibit 10.1

AMENDMENT 2008-1

TO THE

SEVERANCE AND NON-COMPETITION AGREEMENT

AMENDMENT, dated as of                  , 2008, between Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”) and                                          (the “Employee”).

RECITALS

WHEREAS, the Company and Employee previously entered into that certain Severance and Non-Competition Agreement, dated                  , 200    , (the “Severance Agreement”), which sets forth the terms and conditions of Employee’s obligations to the Company and the Company’s obligations to Employee in the event of termination of Employee’s employment;

WHEREAS, the Company and Employee desire to amend the Severance Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (the “Code”); and

WHEREAS, Section 10 of the Severance Agreement provides that the Severance Agreement may be modified pursuant to a written agreement signed by Employee and the Company.

NOW, THEREFORE, the Company and Employee hereby agree that, effective                  , 2008, the Severance Agreement shall be amended as follows:

1. The first paragraph of Section 8 of the Severance Agreement is hereby revised as follows:

“In the event that Employee’s employment with the Company is terminated by the Company without Cause (as hereinafter defined), Employee shall be entitled to receive the following severance payments: (x) an amount equal to Employee’s then-current annual base salary, which payments shall be paid in substantially equal installments for the one (1)-year period following the date of termination commencing on the payroll date next following the effective date of such termination without Cause and thereafter paid in accordance with the Company’s normal payroll practices; and (y) a bonus payment in an amount equal to the actual bonus which would have been earned for the year in which Employee experiences such termination without Cause (based on the level of achievement of the applicable performance criteria), which payment shall be made at the same time and in the same manner as bonuses are paid to other executives in accordance with the terms of the Company’s bonus plan, as if Employee had remained employed by the Company for the remainder of the year in which Employee’s termination of employment occurs.”

2. A new Section 11 is hereby added to the Severance Agreement to read as follows:

“11. Section 409A of the Internal Revenue Code:

Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment.

Notwithstanding any provision in this Agreement to the contrary, if on the date of Employee’s “separation from service,” Employee is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code) as determined by the Board of Directors of the Company (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Employee under this Agreement that are deemed as deferred compensation subject to the requirements of Section 409A of the Code shall be postponed for a period of six (6) months following Employee’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to Employee in a lump sum within thirty (30) days after the date that is six (6) months following Employee’s “separation from service” with the Company (or any successor thereto) and any installments that are payable after such six (6)-month period shall be paid in accordance with their original schedule. If Employee dies during such six (6)-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after Employee’s death.”

3. In all respects not modified by this Amendment 2008-1, the Severance Agreement is hereby ratified and confirmed.

[Signatures to follow]

IN WITNESS WHEREOF, the Company and Employee agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:
Its:

EMPLOYEE